UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   Setpember 21, 2011

First Colombia Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Alcalá Centro de Negocios, Cra 43 B # 14-51 Office 705, Medellin, Colombia	____________
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  574 461 61 54
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into Material Definitive Agreement.

The information included under the caption “Settlement and Mutual Release Agreement” in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01       Completion of Acquisition or Disposition of Assets.

Settlement and Mutual Release Agreement

On September 21, 2011, First Colombia Gold Corp. (the “Company”) entered into a Settlement and Mutual Release Agreement (“Settlement Agreement”) with Temasek Investments Inc. (“Temasek”), a company incorporated under the laws of Panama, which resulted in the Company’s relinquishment and transfer to Temasek of its fifty percent interest in the outstanding capital stock of Beardmore Holdings, Inc. (“Beardmore”), which indirectly holds, through its subsidiary Rio Santiago Minerales S.A.C., certain mineral rights (the “Mineral Rights”) to certain properties located in Peru, in exchange for Temasek releasing the Company from all of its outstanding obligations under the terms of the Mineral Right Option Agreement entered into between the parties on September 18, 2008, which was amended and supplemented by Amendment No. 1, dated May 12, 2009 (“Amendment No. 1”), Amendment No. 2, dated February 3, 2010 (“Amendment No. 2”), and Amendment No. 3, dated June 25, 2010 (“Amendment No. 3”) (collectively, the “Option Agreement”).  By execution of the Settlement Agreement, the Company no longer has any interest, directly or indirectly, in any mineral or mining rights to properties located in Peru.

Under the terms of Amendment No. 3, the Company would have increased its ownership interest in the Mineral Rights from fifty percent to one-hundred percent resulting in its acquisition of all of the outstanding capital stock of Beardmore, if the Company had fulfilled the following conditions (collectively the “Option Requirements”) within ten business days following the effective date of Amendment No. 3:

•
Completion of the exercise of options resulting in the Company’s acquisition of a fifty percent interest in the Mineral Rights through its acquisition of fifty percent of the outstanding capital stock of Beardmore;

•	Issuance to Temasek of a total of 6,000,000 shares of our common stock;

•	Payment to Temasek of US $250,000 (which such payment was acknowledged by Temasek to have been made in March 2010);

•	Issuance of a convertible note for US $250,000 (the “$250,000 Convertible Note”) payable to the order and the direction of Temasek (which was issued on June 25, 2010); and

•
Issuance of a convertible note for US $3,250,000 (the “$3,250,000 Convertible Note” and, collectively with the $250,000 Convertible Note, the “Convertible Notes”) payable to the order and the direction of Temasek (which was issued on June 25, 2010).

The $250,000 Convertible Note has a term of ninety days and accrues interest at a rate of 12% per annum.  The Company failed to pay the principle and interest under the $250,000 Convertible Note upon maturity and is currently in default on such note.

The $3,250,000 Convertible Note has a term of three years and accrues interest at a rate of 12% per annum.  Interest is payable annually and the principal is to be paid upon maturity.

As of the date the Company was required to fulfill the Option Requirements under Amendment No. 3 and as of the date of this Current Report, it did not issue the 6,000,000 shares of its common stock to Temasek and defaulted on the $250,000 Convertible Note resulting from its failure to pay the principal plus interest on such note on its maturity date.  This also resulted in the options to acquire the remaining fifty percent interest in the Mineral Rights (which would have resulted in the Company’s acquisition of a one hundred percent interest in the Mineral Rights) having lapsed as of July 5, 2010.

Under the terms of the Settlement Agreement, the $250,000 Convertible Note and the $3,250,000 Convertible Note have been cancelled and the Company is no longer obligated to issue Temasek 6,000,000 shares of its common stock in exchange for the Company’s relinquishment and transfer to Temasek of its fifty percent interest in the outstanding capital stock of Beardmore.  The Company is not entitled to recover any consideration previously paid to Temasek or any mineral property exploration expenditures incurred in connection with the exploration and development of the properties underlying the Mineral Rights.  The Settlement Agreement included a mutual release of all claims arising out of or relating to the Option Agreement.

A copy of the Settlement Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.  The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
                        Compensatory Arrangements of Certain Officers.

On September 22, 2011, the Company received notice that Norman Bracht, the Company’s Chief Executive Officer and member of the Board of Directors, passed away suddenly.  The Company wishes to extend its condolences to Mr. Bracht’s family.

Item 9.01.      Financial Statements and Exhibits.

(b)   Pro Forma Financial Information

The Company’s Unaudited Pro Forma Financial Information is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(d)    Exhibits.

Exhibit
No.	Description
10.1	Settlement and Mutual Release Agreement

99.1	The Company’s Unaudited Pro Forma Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   September 23, 2011

First Colombia Gold Corp.

By: /s/     Tony Langford
Name:     Tony Langford
Title:       Chief Financial Officer

Exhibit Index

The following is a list of the Exhibits furnished herewith.

Exhibit
No.	Description
10.1	Settlement and Mutual Release Agreement

99.1	The Company’s Unaudited Pro Forma Financial Information